EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 pertaining to the 2001 Tower Financial Corporation Stock Option and Incentive Plan (333-64194), the 2006 Tower Financial Corporation Equity Incentive Plan (333-180220), and the Tower Financial Corporation 401(k) Plan (333-64318) of our report dated March 19, 2012 appearing in this Annual Report on Form 10-K of Tower Financial Corporation for the year ended December 31, 2013.

             /s/Crowe Horwath LLP

South Bend, Indiana

March 28, 2014